    WORLD MONITOR TRUST--
    SERIES B
    MONTHLY REPORT/
    MAY 25, 2001

         WORLD MONITOR TRUST--SERIES B
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from April 28, 2001 to May 25, 2001 for the World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of May 25, 2001 was $113.26, an increase of 0.77% from the April 27, 2001 value of $112.40. The year-to-date return for Series B was a decrease of 7.06% as of May 25, 2001.

The estimated net asset value per interest as of June 14, 2001 was $109.96. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from April 28, 2001 to
  May 25, 2001
Revenues:
Realized loss on commodity
  transactions.......................   $(222,384)
Change in unrealized commodity
  positions..........................     374,057
Interest income......................      48,288
                                        ---------
                                          199,961
                                        ---------
Expenses:
Commissions..........................      78,838
Management fee.......................      20,315
                                        ---------
                                           99,153
                                        ---------
Net gain.............................   $ 100,808
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from April 28, 2001 to
  May 25, 2001
                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (117,638.680
  interests)...............  $13,222,766   $112.40
Contributions..............       20,000
Net gain...................      100,808
Redemptions................     (324,377)
                             -----------
Net asset value at end of
  period (114,946.164
  interests)...............  $13,019,197    113.26
                             -----------
                             -----------
                                           -------
Change in net asset
  value per interest....................   $  0.86
                                           -------
                                           -------
Percentage change.......................      0.77%
                                           -------
                                           -------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                             ---------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer